Exhibit 99.1

Company Contact:	Investor Relations:
William R. Council, III President and CEO (615) 771-7575	Rodney O’Connor Cameron Associates (212) 554-5470
Advocat Announces 2008 Second Quarter Results

Amends Shareholders’ Rights Plan
BRENTWOOD, Tenn., (August 6, 2008) — Advocat Inc. (NASDAQ: AVCA) today announced its results for the second quarter and six months ended June 30, 2008, and also announced an amendment to its Shareholders’ Rights Plan.
Highlights for Second Quarter 2008
Key Highlights for the second quarter of 2008 compared to the second quarter of 2007 include the following:
•	Revenue increased 27.9% to $70.8 million in 2008 compared to $55.4 million in 2007.

•	Medicare rates increased 9.3% compared to 2007 on a same center basis.

•	Operating income was $1.7 million in 2008 compared to $7.1 million in 2007. Professional liability expense was $1.4 million in 2008, compared to a benefit of $3.4 million in 2007, an increase in expense of $4.8 million.

•	Net income from continuing operations was $0.7 million in 2008, compared to $4.3 million in 2007, or $0.11 per diluted common share in 2008 compared to $0.68 in 2007.

•	Funds provided by operations were $2.7 million in 2008 compared to $3.6 million in 2007.
Other Highlights for the Second Quarter 2008
The Company completed the acquisition of the leasehold interests and operations of seven skilled nursing facilities in Texas (SMSA Acquisition) on August 10, 2007. Effective November 1, 2007, the Company entered into a lease for a skilled nursing facility in Texas. Financial and statistical data reported in this earnings release for these eight facilities (“New Texas Facilities”) include the results of their operations from the date of acquisition in the case of the SMSA Acquisition, and beginning November 1, 2007 for the new leased facility.
Revenues increased to $70.8 million in 2008 from $55.4 million in 2007, an increase of $15.4 million, or 27.9%. Revenues related to the New Texas Facilities were $12.5 million in 2008. Same center patient revenues increased to $58.3 million in 2008 from $55.4 million in 2007, an increase of $2.9 million, or 5.2%. This increase is due primarily to Medicare rate increases, increased Medicaid rates in certain states and increased private pay and managed care rates and census, partially offset by the effects of lower Medicaid census.

The following table summarizes key revenue and census statistics for the quarterly reporting periods and segregates effects of the New Texas Facilities.

	Three Months Ended
	June 30,
	2008	2007
Skilled nursing occupancy:
Same center	77.7%	78.6%
New Texas Facilities	64.9%	n/a
Total continuing operations	74.6%	78.6%
Medicare census as percent of total:
Same center	14.6%	14.3%
New Texas Facilities	11.0%	n/a
Total continuing operations	13.9%	14.3%
Medicare revenues as percent of total:
Same center	32.4%	31.4%
New Texas Facilities	30.6%	n/a
Total continuing operations	32.1%	31.4%
Medicaid revenues as percent of total:
Same center	54.1%	56.3%
New Texas Facilities	46.2%	n/a
Total continuing operations	52.7%	56.3%
Medicare average rate per day:
Same center	$376.50	$344.48
New Texas Facilities	$397.94	n/a
Total continuing operations	$380.01	$344.48
Medicaid average rate per day:
Same center	$143.85	$137.75
New Texas Facilities	$113.38	n/a
Total continuing operations	$138.05	$137.75
On a same center basis, the Company’s average rate per day for Medicare Part A patients increased 9.3% in 2008 compared to the same period in 2007 as a result of annual inflation adjustments and the acuity levels of Medicare patients in our nursing centers, as indicated by RUG level scores, which were higher in 2008 than in 2007. Our average rate per day for Medicaid patients increased 4.4% in 2008 compared to 2007 as a result of increasing patient acuity levels and other rate increases in certain states.
For the three months ended June 30, 2008 compared to the three months ended March 31, 2008, patient revenues of the New Texas facilities decreased by approximately $0.4 million, primarily due to a decrease in Medicare census. Medicare census as a percent of total at the New Texas facilities decreased from 13.3% in the first quarter of 2008 to 11.0% for the current quarter, while total occupancy remained unchanged at 64.9%.
Operating expense increased to $56.0 million in 2008 from $41.9 million in 2007, an increase of $14.1 million, or 33.6%. Operating expense related to the New Texas Facilities was $11.6 million in 2008. Same center operating expense increased to $44.4 million in 2008 from $41.9 million in 2007, an increase of $2.5 million, or 6.0%. This increase is primarily attributable to cost increases related to wages and benefits and an increase in workers’ compensation insurance expense. On a same center basis, operating expense increased to 76.2% of revenue in 2008, compared to 75.7% of revenue in 2007.

The largest component of operating expenses is wages, which increased to $33.3 million in 2008 from $25.1 million in 2007, an increase of $8.2 million, or 32.5%. Wages related to the New Texas Facilities were approximately $7.1 million. Same center wages increased approximately $1.0 million, or 4.1%, primarily due to increases in wages as a result of competitive labor markets in most of the areas in which we operate, regular merit and inflationary raises for personnel (increase of approximately 4.6% for the period). Partially offsetting these increases were lower labor costs resulting from the decrease in census.
In addition to increased wages, workers’ compensation insurance expense was approximately $0.4 million higher in 2008. The Company had better than expected claims experience in 2007. Operating costs were also impacted by higher food and utility expenses. Food costs were approximately $100,000 higher on a same center basis, an increase in expense per patient day of 8.2%. Utility costs were approximately $100,000 higher, or approximately 10.4%.
The remaining increases in operating expense are primarily due to the effects of increases in patient acuity levels as indicated by RUG level scores, which were higher in 2008, resulting in greater costs to care for these patients.
General and administrative expense increased to $4.6 million in 2008 from $4.2 million in 2007, an increase of $0.4 million or 10.7%. As a percentage of revenues, general and administrative expense decreased to 6.6% of revenue in 2008 compared to 7.6% of revenue in 2007. General and administrative expense related to the New Texas Facilities was $0.2 million in 2008. Same center general and administrative expense increased to $4.4 million in 2008 from $4.2 million in 2007, an increase of $0.2 million, or 5.9%. Compensation costs increased by approximately $0.3 million, including normal merit and inflationary increases and new positions added to improve operating and financial controls. Travel costs increased by approximately $0.1 million. These increases were offset by a decrease in incentive compensation expense of $0.2 million.
Professional liability resulted in an expense of $1.4 million in 2008, compared to a benefit of $3.4 million in 2007, an increase in expense of $4.8 million. The benefit in 2007 resulted from a reduction in the accrual for prior year claims.
Funds provided by operations in 2008 decreased to $2.7 million from $3.6 million in 2007. The decrease was primarily due to lower operating income and increased cash payments for professional liability costs. Cash payments for professional liability costs were approximately $0.7 million higher in the second quarter of 2008 compared to the second quarter of 2007. Funds provided by operations is a non-GAAP measurement and a reconciliation of this measurement to net income is included in the financial tables accompanying this press release.
Revenue and Income Highlights for Six Months
Revenue increased to $142.3 million in 2008 from $110.0 million in 2007. Revenues related to New Texas facilities were $25.5 million in 2008.
Income from continuing operations before income taxes was $5.8 million for six months ended June 30, 2008 compared to $9.2 million for the same period in 2007. The provision for income taxes was $2.0 million in 2008 compared to $3.6 million in 2007. The diluted income per common share from continuing operations was $0.61 and $0.89 for 2008 and 2007, respectively.

Facility Renovation Update
Eight facilities have been renovated since commencing the facility renovation program in the third quarter of 2005. There are three renovation projects in progress, with expected completion of two by the end of the third quarter 2008 and the third expected to be completed in the first quarter of 2009.
Second quarter occupancy for the eight facilities with renovations completed before the beginning of the quarter increased from 63.2% to 69.2%, and Medicare census increased from 13.1% to 13.8%, each as compared to the last twelve months prior to the commencement of renovation. No assurance can be given that these facilities will continue to show such occupancy or revenue mix improvement or that the other renovated facilities will experience similar improvements.
West Virginia Facility
As previously announced, the Company entered into an option agreement to purchase certain assets of a skilled nursing facility in West Virginia and made an application to state regulatory authorities to operate the facility and construct a new 90 bed replacement facility. The application was approved in February 2008, subject to rights of appeal by contesting parties. The time period to appeal has passed and no appeals were filed. The Company is working to arrange financing and begin construction of the replacement facility.
Amendment to Shareholders’ Rights Plan
On August 1, 2008, the Company’s Board of Directors approved amending its current Amended and Restated Rights Agreement (the “Rights Agreement”). The amendment will provide for an increase of the exercise price of the rights under the Rights Agreement (the “Rights”) to $50 from $15 and for the extension of the Expiration Date of the Rights to August 2, 2018. In addition, the amendment will include a share exchange feature that provides the Company’s Board of Directors the option of exchanging, in whole or in part, each Right, other than those of the hostile acquiring holder, for one share of the Company’s common stock. This provision is intended to avoid requiring Rights holders to pay cash to exercise their Rights and to alleviate the uncertainty as to whether holders will exercise their Rights.
CEO Remarks
William R. Council, III, commented, “While we are pleased with the continued increase in our overall patient acuity mix, our second quarter performance was adversely affected by a decline in Medicare census in the New Texas facilities. We believe census at these facilities was affected by turnover in various facility leadership and marketing positions, and costs were excessive considering the lower occupancy levels and Medicare utilization. We have implemented specific action plans to improve census and Medicare utilization, and we expect to see census and cost improvements at these facilities.
“We also saw a decline in total census on a same center basis with same center occupancy at 77.7% compared to 78.6%, as we focus on attracting short stay Medicare patients. On a same center basis, Medicare census was up to 14.6% of total census, from 14.3% a year ago.
“The renovation program continues on schedule with excellent results. We expect to complete two more renovation projects by the third quarter of 2008 a third in early 2009, and have plans underway for additional projects.”

Conference Call Information
A conference call has been scheduled for Thursday, August 7, 2008 at 9:00 A.M. Central time (10:00 A.M. Eastern time) to discuss second quarter 2008 results.
The conference call information is as follows:

Date:	Thursday, August 7, 2008
Time:	9:00 A.M. Central, 10:00 A.M. Eastern
Webcast Links:	www.streetevents.com
www.earnings.com
www.irinfo.com/avc

Dial in numbers:	888-713-4199 (domestic) or 617-213-4861 (international)
Passcode:	84224324
Please use the following link to pre-register and view important information about this conference call. Pre-registering is not mandatory, but is recommended as it will provide you immediate entry into the call and will facilitate the timely start of the call. Pre-registration takes only a few minutes and you may pre-register at any time, including up to and after the call start time. To pre-register, please go to:
https://www.theconferencingservice.com/prereg/key.process?key=PGJHAG38H
A replay of the conference call will be accessible two hours after its completion through August 14, 2008 by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering passcode 23916347.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward looking statements, including but not limited to, our ability to integrate the acquired skilled nursing facilities into our business and achieve the anticipated cost savings, our ability to successfully construct and operate the Paris replacement facility, changes in governmental reimbursement, government regulation and health care reforms, the increased cost of borrowing under our credit agreements, ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, our ability to control costs, changes to our valuation allowance for deferred tax assets, changes in occupancy rates in our facilities, the impact of future licensing surveys, the outcome of regulatory proceedings alleging violations of laws and regulations governing quality of care or violations of other laws and regulations applicable to our business, the effects of changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations of the Company, the effect of changes in accounting policies, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
Advocat provides long term care services to patients in 50 skilled nursing centers containing 5,773 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.
-Financial Tables to Follow-

ADVOCAT INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$9,091	$11,658
Receivables, net	23,395	26,444
Current portion of note receivable	4,724	—
Deferred income taxes	2,665	2,110
Other current assets	4,031	3,993

Total current assets	43,906	44,205

Property and equipment, net	33,818	31,658
Deferred income taxes	16,060	16,568
Note receivable, net	—	4,983
Acquired leasehold interest, net	10,312	9,492
Other assets, net	3,357	3,184

TOTAL ASSETS	$107,453	$110,090

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt	$4,144	$1,942
Trade accounts payable	5,416	6,636
Accrued expenses:
Payroll and employee benefits	10,104	11,360
Current portion of self-insurance reserves	5,460	4,597
Other current liabilities	3,750	3,993

Total current liabilities	28,874	28,528
Noncurrent Liabilities
Long-term debt, less current portion	29,303	32,513
Self-insurance reserves, less current portion	14,564	17,578
Other noncurrent liabilities	10,657	9,137

Total noncurrent liabilities	54,524	59,228

PREFERRED STOCK	8,741	9,590

SHAREHOLDERS’ EQUITY	15,314	12,744

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$107,453	$110,090

ADVOCAT INC.
CONSOLIDATED INCOME STATEMENTS
(Unaudited)
(In thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
PATIENT REVENUES, NET	$70,845	$55,381	$142,311	$109,973

EXPENSES:
Operating	55,999	41,907	111,535	83,650
Lease	5,746	4,611	11,450	9,207
Professional liability	1,401	(3,378)	358	(2,955)
General and administrative	4,647	4,196	9,206	8,340
Depreciation and amortization	1,317	932	2,559	1,841

	69,110	48,268	135,108	100,083

OPERATING INCOME	1,735	7,113	7,203	9,890

OTHER INCOME (EXPENSE):
Foreign currency transaction gain	62	366	(167)	413
Interest income	120	256	280	507
Interest expense	(703)	(776)	(1,534)	(1,592)

	(521)	(154)	(1,421)	(672)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	1,214	6,959	5,782	9,218
PROVISION (BENEFIT) FOR INCOME TAXES	(505)	(2,698)	(1,972)	(3,577)

NET INCOME FROM CONTINUING OPERATIONS	709	4,261	3,810	5,641
DISCONTINUED OPERATIONS:
Operating loss, net of tax provision (benefit) of $(12), $(11), $(19), and $0, respectively	(19)	(17)	(31)	(1)
Loss on sale, net of tax provision of $0, $0, $0, and $(23), respectively	0	0	0	(35)

NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(19)	(17)	(31)	(36)

NET INCOME	690	4,244	3,779	5,605
PREFERRED STOCK DIVIDENDS	86	86	172	172

NET INCOME FOR COMMON STOCK	$604	$4,158	$3,607	$5,433

NET INCOME PER COMMON SHARE:
Per common share — basic
Income from continuing operations	$0.11	$0.71	$0.64	$0.93
Loss from discontinued operations	—	—	(0.01)	—

	$0.11	$0.71	$0.63	$0.93

Per common share — diluted
Income from continuing operations	$0.11	$0.68	$0.61	$0.89
Loss from discontinued operations	(0.01)	—	—	—

	$0.10	$0.68	$0.61	$0.89

WEIGHTED AVERAGE COMMON SHARES:
Basic	5,676	5,874	5,715	5,872

Diluted	5,906	6,131	5,947	6,128

ADVOCAT INC.
SAME CENTER STATEMENTS OF INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES
(Unaudited)
(In thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
PATIENT REVENUES, NET	$58,282	$55,381	$116,825	$109,973

EXPENSES:
Operating	44,416	41,907	88,628	83,650
Lease	4,735	4,611	9,437	9,207
Professional liability	1,386	(3,378)	417	(2,955)
General and administrative	4,444	4,196	8,765	8,340
Depreciation and amortization	1,047	932	2,028	1,841

	56,028	48,268	109,275	100,083

OPERATING INCOME	2,254	7,113	7,550	9,890

OTHER INCOME (EXPENSE):
Foreign currency transaction gain	62	366	(167)	413
Interest income	120	256	280	507
Interest expense	(567)	(776)	(1,224)	(1,592)

	(385)	(154)	(1,111)	(672)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$1,869	$6,959	$6,439	$9,218

Note:	The table above presents the unaudited statements of income from continuing operations before taxes for the three and six month periods ended June 30, 2008 and 2007 on a same center basis, excluding the effects of the New Texas Facilities and discontinued operations.

ADVOCAT INC.
FUNDS PROVIDED BY OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
NET INCOME	$690	$4,244	$3,779	$5,605
Income (loss) from discontinued operations	(19)	(17)	(31)	(36)

Net income from continuing operations	709	4,261	3,810	5,641
Adjustments to reconcile net income from continuing operations to funds provided by operations:
Depreciation and amortization	1,317	932	2,559	1,841
Provision for doubtful accounts	467	302	1,023	412
Deferred income tax provision (benefit)	151	2,341	(47)	2,691
Provision (benefit) for self-insured professional liability, net of cash payments	(618)	(4,648)	(2,031)	(5,120)
Stock-based compensation	233	190	411	259
Amortization of deferred balances	101	67	230	136
Provision for leases in excess of cash payments	451	584	917	1,167
Other	(98)	(405)	98	(482)

FUNDS PROVIDED BY OPERATIONS	$2,713	$3,624	$6,970	$6,545

Reconciliation of funds provided by operations to cash flow from operating activities:
Funds provided by operations	$2,713	$3,624	6,970	$6,545
Changes in other assets and liabilities affecting operating activities:
Receivables, net	1,746	(1,644)	1,423	(889)
Prepaid expenses and other assets	(1,019)	(230)	(691)	620
Trade accounts payable and accrued expenses	(1,454)	193	(3,219)	(1,339)

Net cash provided by operating activities of continuing operations	$1,986	$1,943	$4,483	$4,937

Advocat provides financial measures using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. Funds Provided by Operations is defined as cash flow from operating activities before changes in other assets and liabilities affecting operating activities. Management believes that Funds Provided by Operations is an important measurement of the Company’s performance because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges. Since the definition of Funds Provided by Operations may vary among companies and industries, it should not be used as a measure of performance among companies.

ADVOCAT INC.
SELECTED OPERATING STATISTICS
JUNE 30, 2008
(Unaudited)

			For the Three Months Ended June 30, 2008
									Medicaid
								Medicare	Room and
			Skilled				2008	Room and	Board
	As of		Nursing	Occupancy			Q2	Board	Revenue
	June 30, 2008		Weighted	(Note 1)			Revenue	Revenue	PPD
	Licensed	Available	Average	Licensed	Available	Medicare	($ in millions)	PPD	2008
Region	Beds	Beds	Daily Census	Beds	Beds	Utilization	(Note 2)	2008 (Note 3)	(Note 3)
Alabama	711	701	584	82.2%	83.4%	13.9%	$10.4	$382.70	$154.06
Arkansas	1,311	1,163	877	66.9%	75.4%	15.7%	14.0	355.43	135.41
Florida	502	462	410	81.6%	88.7%	11.3%	7.2	403.74	152.80
Kentucky (Note 4)	775	742	683	88.2%	92.1%	14.3%	13.1	391.91	166.67
Tennessee	617	586	495	80.2%	84.5%	18.8%	8.3	367.51	129.97
Texas	1,857	1,644	1,261	67.9%	76.7%	11.3%	17.5	394.57	112.15

Total	5,773	5,298	4,309	74.6%	81.3%	13.9%	$70.5	$380.01	$138.05

Note 1:	The number of “Licensed beds” is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed beds. The number of “Available Beds” represents “licensed beds” less beds removed from service. “Available beds” is subject to change based upon the needs of the facilities, including configuration of patient rooms and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 2:	Total revenue for regions excludes approximately $0.3 million of ancillary services and other revenue for the three month period ended June 30, 2008.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues but do not include any ancillary revenues related to these patients.

Note 4:	The Kentucky region includes nursing centers in Kentucky, West Virginia and Ohio.

ADVOCAT INC.
SELECTED OPERATING STATISTICS OF RENOVATED FACILITIES
JUNE 30, 2008
(Unaudited)

	Occupancy(1)		Medicare Census(3)
	Q2	LTM(2)	Q2	LTM(2)
Renovation — Completion Date	2008	Prior	2008	Prior

1st renovation — January 2006	82.1%	64.9%	17.5%	12.3%
2nd renovation — July 2006	79.2%	71.2%	11.8%	11.9%
3rd renovation — August 2006	61.9%	45.1%	19.4%	11.1%
4th renovation — October 2006	80.2%	71.9%	13.6%	11.4%
5th renovation — February 2007	62.5%	56.2%	12.6%	11.1%
6th renovation — April 2007	50.8%	47.5%	18.5%	19.5%
7th renovation — July 2007	78.7%	85.0%	8.7%	12.0%
8th renovation — January 2008	54.2%	50.9%	14.5%	16.8%

Total	69.2%	63.2%	13.8%	13.1%

(1)	Occupancy based on licensed beds.

(2)	Last Twelve Months prior to commencement of construction.

(3)	Medicare census measured as a percent of total census
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